Exhibit 99.1

                Lincoln Educational Services Corporation Reports
                       Strong Second Quarter 2006 Results


West Orange, New Jersey, August 3, 2006 - Lincoln Educational Services Corporation (Nasdaq: LINC) ("Lincoln") today reported strong second quarter results for 2006.

Second Quarter Highlights:

     o Diluted EPS of $0.04 increased from $0.00 in the second quarter of 2005. Excluding a charge of $0.01 per share of stock based compensation expense in accordance with SFAS No. 123R "Share-Based Payment," earnings per diluted share would have been $0.05.

     o Revenue growth of 10.4% to $75.4 million from $68.2 million in the second quarter of 2005.

     o Operating income margin expanded to 2.4% of revenues from 1.2% in the second quarter of 2005.

     o Completed the acquisition of New England Institute of Technology at Palm Beach, Inc. on May 22, 2006.

     o Our Queens Auto School officially opened in late March and had an average enrollment of 149 students as of June 30, 2006.

     o    Launched our first 100% on-line program on June 26, 2006.

Comment and Outlook

"We delivered solid revenue and net income gains this past quarter while continuing to implement our strategic growth plan," said David F. Carney, Lincoln's Chairman and CEO. "We held our operating margins while successfully leveraging our corporate infrastructure and investing in capacity and programs for the future. Despite operating in a challenging environment, the pace of our student starts showed a mild improvement over recent quarters and we expect this trend to accelerate in the second half of the year. We remain committed to executing on our strategy and are diligently pursuing a very robust, yet concerted business plan, that we believe will generate tangible operating and financial results."

"Through our recent acquisitions in Florida and Nevada, we have expanded our addressable markets and further diversified our product offerings," added Mr. Carney. "We are now moving forward in replicating a number of fast-growing programs at schools where there is ample room to increase enrollment. At the same time, we are expanding capacity at schools where we have essentially maximized our space and demand for current and new programs is strong. These expansions will result in additional capacity of over 220,000 square feet across our footprint


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during the next 12 months. We believe that these initiatives, combined with the expansion of our online and Associate Degree programs, continued growth at our Queens campus and an active acquisition pipeline will lead to enhanced returns for our shareholders over time."

Operating Performance

Revenues increased by $7.1 million, or 10.4%, to $75.4 million in the second quarter of 2006 from $68.2 million for the comparable period in 2005. Of this increase, approximately $1.2 million and $1.9 million, respectively, was attributable to the acquisition of Euphoria Institute LLC ("Euphoria") on December 1, 2005 and the acquisition of New England Institute of Technology at Palm Beach, Inc. ("FLA") on May 22, 2006, while the remainder of the increase was due to tuition increases.

Our operating income for the second quarter of 2006 was $1.8 million, which represented a 121.6% increase compared to the second quarter of 2005. The improvement in operating income is due to operating efficiencies as well as to the leverage that we are able to obtain from our cost structure as we grow our revenues.

On an overall basis, our educational services and facilities expenses increased by $3.0 million, or 10.3%, to $32.6 million in the second quarter of 2006 from $29.6 million in the second quarter of 2005. The acquisitions of Euphoria and FLA accounted for $0.7 million and $0.9 million, respectively, of this increase. Excluding the acquisitions, instructional expenses increased by 1.9% over the comparable period in 2005 primarily due to increases in compensation and benefits. Books and tools expenses increased 10.6% over the second quarter of 2005 primarily due to the timing of class starts. The remainder of the increase in educational services and facilities expenses was primarily due to facilities expenses, which increased $0.9 million for the year. Educational services and facilities expenses as a percentage of revenues remained flat at 43.3% of revenues for the second quarter of 2006 and 2005.

Our selling, general and administrative expenses for the second quarter of 2006 were $41.0 million, an increase of $3.1 million, or 8.2%, from $37.9 million in the second quarter of 2005. Included in selling, general and administrative expenses for the three months ended June 30, 2006 is $0.4 million and $0.7 million, respectively, from our acquisitions of Euphoria and FLA. Excluding Euphoria and FLA, our selling, general and administrative expenses increased 5.4% as compared to the same period in 2005. This increase was primarily due to:
(a) a $0.4 million, or 2.9%, increase in sales and marketing expenses; and (b) a $1.7 million, or 9.0%, increase in administrative costs primarily due to increased bad debt expense during the period.

For the quarter ended June 30, 2006, our bad debt expense was 5.7% as compared to 3.6% for the same quarter in 2005. This increase is primarily due to several factors, including (1) higher accounts receivable balances at June 30, 2006 as compared to June 30, 2005, (2) loans to our students under a recourse agreement we entered into in 2005 with Student Marketing Association (Sallie Mae) to provide private recourse loans to qualifying students, and (3) normal seasonal patterns in our business. Accounts receivable at June 30, 2006 includes five new campuses that did not exist in the prior period (our two Euphoria and two FLA campuses as well as our new Queens New York campus, which opened on March 27,
2006). Under the terms of the Sallie Mae agreement, we are required to fund up to 30% of all loans disbursed into a deposit account,

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which may ultimately be utilized to purchase loans in default. Since recoverability of such amounts is questionable, we reserve 100% of the amounts on deposit. As of June 30, 2006, we had reserved $1.4 million under this agreement, which represents an increase of approximately $1.0 million from amounts reserved at December 31, 2005.

As a percentage of revenue, selling, general and administrative expenses decreased to 54.3% from 55.5% in the prior period.

As a result of the above, our operating margin for the second quarter of 2006 increased to 2.4% from 1.2% in the second quarter of 2005.

Net income for the second quarter of 2006 was $1.0 million, or $0.04 per diluted share, as compared to $0.0 million or $0.00 per diluted share for the comparable period in 2005. Earnings per share includes a charge of $0.01 per share for the first quarter of 2006 and 2005, respectively, resulting from our use of the fair value method of accounting for stock based compensation as prescribed by Statement of Financial Accounting Standards No. 123R "Share-Based Payment".

Balance Sheet

At June 30, 2006, we had $5.5 million in cash and cash equivalents, compared to $50.3 million at December 31, 2005. The reduction in our cash balances is primarily attributable to our acquisition of FLA, and seasonality in our operations.

At June 30, 2006, our stockholders' equity was $141.3 million, compared to $136.0 million at December 31, 2005, with the increase resulting primarily from net income from the period and stock-based compensation expense.

Student Enrollment

Average student enrollment for second quarter of 2006 was 17,380 students, representing an increase of 2.8% from the second quarter of 2005. Excluding the acquisitions of Euphoria and FLA, our average student enrollment decreased 1.9% as compared to the second quarter of 2005.

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time. The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com. Participants can also listen to the conference call by dialing (617) 213-8051 (international) or (866) 314-5050 (domestic) and citing code 33676965. Please log-on or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling (617) 801-6888 (international) and (888) 286-8010 (domestic) citing code 78621113.

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About Lincoln Educational Services Corporation

Lincoln is a leading and diversified for-profit provider of career-oriented post-secondary education. The Company offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences (which includes programs for licensed practical nursing, medical administrative assistants, medical assistants, dental assistants, and pharmacy technicians), skilled trades, business and information technology and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 37 campuses in 17 states under seven brands: Lincoln Technical Institute, CEI, Denver Automotive and Diesel College, Nashville Auto-Diesel College, Southwestern College, New England Technical Institute and Lincoln College of Technology. Lincoln had a combined average enrollment of approximately 17,400 students at of June 30, 2006.


Statements in this press release regarding Lincoln's business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's Form 10-K for the year ended December 31, 2005. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

                       (Please see financial attachments.)

Contacts:
Investors:                                          Press or Media:
Chris Plunkett/Brad Edwards                         Jennifer Gery
Brainerd Communicators, Inc.                        Brainerd Communicators, Inc.
212-986-6667                                        212-986-6667

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            LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                   (Unaudited)



                                                           Three Months Ended
                                                                June 30,
                                                           2006         2005
                                                           ----         ----

REVENUES                                                 $ 75,363      $ 68,236
                                                         ---------    ----------
COSTS AND EXPENSES
Educational services and facilities                        32,609        29,559
Selling, general and administrative                        40,955        37,865
                                                         ---------    ----------
Total costs & expenses                                     73,564        67,424
                                                         ---------    ----------

OPERATING INCOME                                            1,799           812
                                                         ---------    ----------

OTHER:
Interest income                                               306            22
Interest expense                                            (570)         (763)
Other income                                                   54             -
                                                         ---------    ----------

INCOME BEFORE INCOME TAXES                                  1,589            71
PROVISION FOR INCOME TAXES                                    623            29
                                                         ---------    ----------

NET INCOME                                                 $  966         $  42
                                                         =========    ==========

Earnings per share - basic:
         Net income available to common shareholders       $ 0.04        $ 0.00
                                                         =========    ==========
Earnings per share - diluted:
         Net income available to common shareholders       $ 0.04        $ 0.00
                                                         =========    ==========
Other data:

Depreciation and amortization                             $ 3,679       $ 3,051

Number of campuses                                             37            32

Average enrollment                                         17,380        16,909

Stock based compensation                                   $  404        $  310



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Selected Consolidated Balance Sheet Data:                            June 30,
          (unaudited)                                                  2006
        (In thousands)                                       ------------------



Cash and cash equivalents                                                $5,467

Current assets                                                           37,529

Working capital/(deficit)                                               (13,583)

Total assets                                                            226,157

Current liabilities                                                      51,112

Long-term debt and capital lease

   Obligations, including current portion                                27,785

Total stockholders' equity                                             $141,256



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